Exhibit 21.1

Subsidiaries of Sensus (Bermuda 2) Ltd. as of March 31, 2010

Sensus USA Inc.	Delaware

Sensus Metering Systems IP Holdings, Inc.	Delaware

Sensus Spectrum LLC	Delaware

Smith–Blair, Inc.	Delaware

Sensus Precision Die Casting, Inc.	Delaware

Sensus Metering do Brasil Ltda	Brazil

Sensus Chile SA	Chile

Sensus De Mexico, S de RL de CV	Mexico

Sensus (Bermuda 3) Ltd.	Bermuda

Sensus Metering Systems (LuxCo 1) S.A.R.L	Luxembourg

Sensus Metering Systems (LuxCo 2) S.A.R.L	Luxembourg

Sensus Metering Systems (LuxCo 3) S.A.R.L	Luxembourg

Sensus Metering Systems (LuxCo 4) S.A.R.L	Luxembourg

Sensus Metering Systems (LuxCo 5) S.A.R.L	Luxembourg

Sensus Metering Systems (UK Holdings) Ltd.	United Kingdom

Sensus Metering Systems Ltd.	United Kingdom

UGI Global Ltd.	United Kingdom

Sensus Metering Systems Israel Ltd.	Israel

Beijing United Gas Meters Co. Ltd.	China

Sensus Metering Systems India Ltd.	India

Sensus Services Deutschland GmbH	Germany

Sensus GmbH Hannover	Germany

Sensus GmbH Ludwigshafen	Germany

Sensus Manufacturing Shanghai Ltd.	China

Sensus Precision Die Casting (Yangzhou) Co., Ltd.	China

Medidores Meinecke SA	Argentina

Sensus South Africa (Pty) Limited	South Africa

Sensus Slovensko a.s.	Slovak Republic

Sensus Italia S.R.L.	Italy

Sensus Espana SA	Spain

Sensus France Holdings SAS	France

Sensus Ceska republika spol. s r.o.	Czech Republic

ITchP Sensus Bel	Belarus

TOV Sensus Ukraina	Ukraine

Sensus France SAS	France

Sensus Metering Systems SPA	Algeria

Sensus Maroc SA	Morocco

Sensus Polska sp.zoo	Poland

Sensus Metering Systems Canada Inc.	Canada

Sensus Metering Systems (Fuzhou) Co., Ltd.	China